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                           CERTIFICATE OF AMENDMENT TO

                         CERTIFICATE OF INCORPORATION OF

                      EDUCATIONAL VIDEO CONFERENCING, INC.


          Pursuant to Section 242 of the General Corporation Law of the State of
Delaware  (the  "GCL"),   Educational  Video  Conferencing,   Inc.,  a  Delaware
corporation (the "Corporation"), does hereby certify as follows:

     1. The Certificate of Incorporation is amended by striking Article FOURTH and inserting in lieu thereof the following:

          "FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 21,000,000 shares, consisting of:

          (a) 20,000,000 shares of common stock, par value $0.0001; and

          (b) 1,000,000 shares of preferred stock, par value $0.0001.

          The Board of Directors of the  Corporation  (the "Board") is expressly authorized to fix by resolution or resolutions the designations and the powers (including voting powers), preferences and rights, and the qualifications, limitations, or restrictions permitted by Section 151 of the General Corporation Law of the State of Delaware in respect of any class or classes of stock or any series of any class of stock of the Corporation which may be desired but which shall not be fixed by this Certificate of Incorporation. Such grant of authority includes the power to specify the number of shares in any series.

          At the effective time (the "Effective Time") of this Certificate of Amendment, all outstanding shares of the Corporation's common stock shall be automatically combined at the rate of one-for-two (the "Reverse Split") without the necessity of any further action on the part of the holders thereof or the Corporation; provided, however, that the Corporation shall, through its transfer agent, exchange certificates representing common stock outstanding immediately prior to the Reverse Split (the "Existing Common") for new certificates representing the appropriate number of shares of common stock resulting from the Reverse Split ("New Common"). No fractional shares, but only whole shares of New Common, shall be issued to any holder of any number of shares which, when divided by two, does not result in a whole number. In lieu of any fractional share, the Corporation has arranged for its transfer agent to issue one additional full share of the Corporation's common stock.

          The par value of the common stock shall remain as otherwise provided in this Article FOURTH and shall not be modified as a result of the Reverse Split. From and after the Effective Time, certificates representing shares of Existing Common

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     shall  represent  only  the  right of  the  holders thereof to  receive New
     Common, including, as provided herein, for any fractional shares of Existing Common.

          From and after the Effective Time, the term "New Common" as used in this Article FOURTH shall mean common stock as provided in this Certificate of Incorporation."

     2. The Certificate of Incorporation is amended by striking Article SIXTH and inserting in lieu thereof the following:

          "SIXTH: The number of directors constituting the entire Board shall be as fixed from time to time by vote of a majority of the entire Board; provided, however, that the number of directors shall not be reduced so as to shorten the term of any director at the time in office, and, provided further, that the number of directors constituting the entire Board shall be five until otherwise fixed by a majority of the entire Board.

          The Board shall be divided into three classes, as nearly equal in number as the then total number of directors constituting the entire Board permits, with the term of office of one class expiring each year.

          At the first annual meeting of stockholders following the Effective Time, the terms of office of the directors of the first class shall expire. At the second annual meeting of stockholders following the Effective Time, the terms of office of the directors of the second class shall expire. At the third annual meeting of stockholders following the Effective Time, the terms of office of the directors of the third class shall expire. Any vacancies in the Board for any reason, and any directorships resulting from any increase in the number of directors, may be filled by the Board, acting by a majority of the directors then in office, although less than a quorum, and any directors so chosen shall hold office until the next election of the class for which such directors shall have been chosen and until their successors shall be elected and qualified. Subject to the foregoing, at each annual meeting of stockholders, the successors to the class of directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting."

     3. The Certificate of Incorporation is amended by striking Article TWELFTH and inserting in lieu thereof the following:

          "TWELFTH: The Corporation expressly elects to be governed by Section 203 of the General Corporation Law of the State of Delaware."

     4. By the resolution duly adopted by the Board by unanimous written consent, the foregoing amendments were declared to be advisable and directed to be submitted for the consideration of the stockholders of this Corporation, pursuant to Section 242 of the GCL, and, thereafter, such amendments were approved by written consent of the holders of a majority of the outstanding stock entitled to vote thereon and prompt notice was given, pursuant to Section 228 of the GCL, to those stockholders of this Corporation entitled to vote thereon who did not so approve such amendments by written consent.

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     5. The Effective Time of this  Certificate  of Amendment  shall be the date and hour of its filing by the Secretary of State of Delaware.


          IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to its Certificate of Incorporation to be executed by a duly authorized officer this ___ day of February, 1999.





                                   ---------------------------------------------
                                   Dr. Arol I. Buntzman, Chairman
                                   and Chief Executive Officer

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